Exhibit 99.1
The Scotts Miracle-Gro Company        NEWS
The Scotts Miracle-Gro Company Declares Fourth Quarter Dividend
     MARYSVILLE, Ohio (August 11, 2006) — The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, announced today that its Board of Directors has approved payment of a cash dividend of $0.125 per share on a split-adjusted basis. The dividend is payable September 8, 2006 to shareholders of record on August 25, 2006.
About ScottsMiracle-Gro
With more than $2.3 billion in worldwide sales and more than 6,000 associates, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care, with products for professional horticulture as well. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. The Company also owns Smith & Hawken, a leading brand of garden-inspired products that includes pottery, watering equipment, gardening tools, outdoor furniture and live goods. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligene® and Substral®. For additional information, visit us at www.scotts.com.
Contact:
Jim King
Vice President
Investor Relations & Corporate Communications
937-578-5622